EXHIBIT 15.2

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of

SGOCO Group, Ltd.

We hereby consent to the use of our report dated April 28, 2011, with respect to the consolidated balance sheets of SGOCO Group, Ltd. and Subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of income and other comprehensive income, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2010, which report appear in the December 31, 2011 annual report on Form 20-F of SGOCO Group, Ltd.

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (333-172406), and Registration Statement on Form F-3 (333-176437), of the report described above, appearing in the annual report on Form 20-F of SGOCO Group, Ltd. for the year ended December 31, 2011.

/s/ Frazer Frost, LLP

Brea, California

August 30, 2012